Contact:
John Lomoro
Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300

Transdel Pharmaceuticals Closes $4 Million Financing

Proceeds Will Support Phase 3 Lead Clinical Pain Program for Ketotransdel(TM)

LA JOLLA, CA - May 15, 2008 -- Transdel Pharmaceuticals, Inc. (OTC BB:TDLP), a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically administered medications, today announced the closing of a $4,000,000 private placement of its common stock and warrants.

The Company issued 1,818,180 shares of common stock at a price of $2.20 per share through a private placement to accredited investors. In addition, the investors received warrants to purchase 227,272 shares of common stock for a period of five years at a cash and cashless exercise price of $4.40 and $5.50 per share, respectively.

Proceeds from the financing will be primarily used to fund the Company’s Phase 3 clinical program of Ketotransdel(TM), the Company’s lead topical pain drug. Ketotransdel(TM) is a novel, topical cream-based formulation containing the non-steroidal anti-inflammatory drug (“NSAID”) ketoprofen. The registration trial will be a randomized, double-blind, placebo controlled Phase 3 trial to study the efficacy and safety of Ketotransdel(TM) in acute soft tissue injuries.

Dr. Juliet Singh, President and Chief Executive Officer of Transdel Pharmaceuticals, stated, "We are very pleased to have closed this round of financing, as we plan to initiate our Phase 3 clinical study in the second quarter of this year. We are quite confident in our Phase 3 clinical study design, especially since our protocol was carefully reviewed by external experts and the U.S. Food and Drug Administration (“FDA”). We believe that Ketotransdel(TM) may address a significant unmet medical need for effective topical pain treatment without the gastrointestinal, cardiovascular and other safety concerns associated with oral pain medications."

The Company is exploring potential partnerships with U.S. and foreign based companies that have sales and marketing infrastructures to support Ketotransdel(TM) in the event that the product is approved and commercialized. The Company is also looking to out-license its Transdel(TM) drug delivery technology for the development and commercialization of additional innovative drug products. There can be no assurance that any of these activities will lead to definitive agreements.

The market for NSAIDs and Cox-2 inhibitors exceeds $6 billion per year and more than 30 million people worldwide use NSAIDs daily. Due to the recognition of cardiovascular, gastrointestinal and other risks associated with orally administered NSAIDs, and the decline in the use of Cox-2 inhibitors because of safety concerns, the Company believes that there is a significant demand for topical pain management products such as Ketotransdel(TM). If approved by the FDA, Ketotransdel(TM) has the potential to be the first topical NSAID cream product in the United States for acute pain management.

About Transdel Pharmaceuticals, Inc.

Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. The Company's innovative patented proprietary Transdel(TM) cream formulation technology is designed to facilitate the effective penetration of drugs through the tough skin barrier to reach the target underlying tissues. In the case of Ketotransdel(TM), the Transdel(TM) cream allows the active ingredient ketoprofen to reach the target soft tissue and exert its well-known localized anti-inflammatory and analgesic effects. The Company is also investigating other drug candidates and treatments for transdermal delivery using the patented Transdel(TM) platform technology for products in pain management and other therapeutic areas.

Safe Harbor Statement

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” plans” “will,” “may,” “anticipates,” believes,” “should,” intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, and technological changes. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB filed with the SEC on March 26, 2008. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.